UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 12, 2008

CHARMED HOMES INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53285
(State or other jurisdiction of incorporation)	(Commission File Number)

60 Mt. Kidd Point SE, Calgary, Alberta, Canada T2Z 3C5
(Address of principal executive offices) (Zip Code)

(403) 831-2202
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01. Other Events

     On November 12, 2008, Charmed Homes Inc. (the "Company") entered into a non-binding letter of intent (the "LOI") with IntelaSight, Inc., a Washington corporation dba Iveda Solutions ("Iveda"). Under the LOI, the Company and Iveda have tentatively agreed to enter into a merger whereby Iveda will become a wholly-owned subsidiary of the Company and Iveda's current shareholders will receive approximately 10 million shares of the Company's common stock. Prior to the merger, the Company will engage in a 2 for 1 reverse split to reduce the number of outstanding shares of its common stock. The parties have until December 31, 2008 to close the proposed merger, at which time the LOI will terminate if it has not been terminated earlier.

     Iveda provides remote video monitoring services and currently has clients in Arizona and California. The Company offers a proactive security solution using network cameras, real-time Internet-based surveillance system, and a remote monitoring facility with trained intervention specialists. Based in Mesa, Arizona, Iveda’s core monitoring service offers private and public entities what management believes to be a more affordable, reliable, and effective security solution than either security guards or closed circuit television on-site monitoring.

     In addition to historic information, this report, including the exhibit, contains forward-looking statements regarding events, performance and trends. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, including whether or not the parties enter into a definitive merger agreement; and whether or not the merger, which will be subject to customary closing conditions and completion of due diligence, will close. There can be no assurance that the merger will occur, or, if it does occur, when it will close. Additional factors are identified in the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which are the Company’s Annual Report on Form 10-K for the year ended January 31, 2008 and the Company's Quarterly Report on Form 10-Q for the quarters ended April 30, 2008, and July 31, 2008.

SIGNATURES

     In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

     Dated: November 14, 2008

Charmed Homes Inc., a Nevada corporation

By:   IAN QUINN
        Ian Quinn, President